Exhibit 99.1
PRESS RELEASE

BRISTOW GROUP REPORTS
DECEMBER QUARTER AND YEAR-TO-DATE 2022 RESULTS
AND UPDATES OUTLOOK FOR CALENDAR YEAR 2023

Houston, Texas
March 8, 2023
•Total revenues of $313.6 million for the quarter ended December 31, 2022 compared to $307.3 million for the quarter ended September 30, 2022
•Net loss of $7.0 million, or $0.25 per diluted share, for the quarter ended December 31, 2022 compared to net income of $16.5 million, or $0.58 per diluted share, for the quarter ended September 30, 2022
•EBITDA adjusted to exclude special items, asset dispositions and foreign exchange gains was $36.3 million for the quarter ended December 31, 2022 compared to $33.9 million for the quarter ended September 30, 2022
•As of December 31, 2022, unrestricted cash balance was $160.0 million with total liquidity of $239.7 million
•Updated 2023E financial guidance includes higher Adjusted EBITDA range of $150 - $170 million

FOR IMMEDIATE RELEASE — Bristow Group Inc. (NYSE: VTOL) today reported net loss attributable to the Company of $7.0 million, or $0.25 per diluted share, for its quarter ended December 31, 2022 (“Current Quarter”) on operating revenues of $304.3 million compared to net income attributable to the Company of $16.5 million, or $0.58 per diluted share, for the quarter ended September 30, 2022 (the “Preceding Quarter”) on operating revenues of $299.4 million.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $19.7 million in the Current Quarter compared to $42.7 million in the Preceding Quarter. EBITDA adjusted to exclude special items, gains or losses on asset dispositions and foreign exchange gains or losses was $36.3 million in the Current Quarter compared to $33.9 million in the Preceding Quarter. The following table provides a reconciliation of net income or loss to EBITDA, Adjusted EBITDA and Adjusted EBITDA excluding gains or losses on asset dispositions and foreign exchange gains or losses (in thousands, unaudited). See “Non-GAAP Financial Measures” for further information on the use of non-GAAP financial measures used herein.

	Three Months Ended
	December 31, 2022	September 30, 2022
Net income (loss)	$(6,931)	$16,501
Depreciation and amortization expense	17,000	16,051
Interest expense, net	10,457	10,008
Income tax expense (benefit)	(853)	116
EBITDA	$19,673	$42,676
Special items:
PBH amortization	3,700	3,238
Merger and integration costs	335	291
Reorganization items, net	21	29
Other special items (1)	1,627	1,239
	$5,683	$4,797
Adjusted EBITDA	$25,356	$47,473
(Gains) losses on disposal of assets	1,747	(3,368)
Foreign exchange (gains) losses	9,243	(10,199)
Adjusted EBITDA excluding asset dispositions and foreign exchange	$36,346	$33,906
(1) Other special items include professional services fees that are not related to continuing business operations and other nonrecurring costs.

“With the recent contract wins in our Government Services line and a stronger oil and gas market, the fundamentals for Bristow’s business are improving significantly in 2023,” said Chris Bradshaw, President and CEO of Bristow Group. “We are pleased to issue an updated 2023 financial outlook that includes a higher Adjusted EBITDA range of $150 - $170 million. The first quarter will represent the Company’s softest financial results, and the momentum will then build with the run rate at year-end expected to be significantly higher than the first half of the year.”
Sequential Quarter Results
Operating revenues in the Current Quarter were $5.0 million higher compared to the Preceding Quarter. Operating revenues from offshore energy services were $1.5 million higher primarily due to higher utilization in the Africa region, partially offset by lower utilization in the Americas and the weakening of the Norwegian krone (“NOK”) and British pound sterling (“GBP”) relative to the U.S. dollar in the Europe region. Operating revenues from government services were $7.1 million higher in the Current Quarter primarily due to the commencement of new contracts in the Dutch Caribbean, the Netherlands and the Falkland Islands, partially offset by lower revenues in U.K. SAR due to lower activity. These increases were partially offset by lower fixed wing services revenues of $3.9 million due to lower activity, consistent with typical seasonality.
Operating expenses were $3.3 million higher in the Current Quarter primarily due to subcontractor costs related to new revenue-generating contracts, higher personnel costs and leased-in equipment costs, partially offset by lower fuel expenses and repairs and maintenance costs.
General and administrative expenses were $0.6 million higher in the Current Quarter primarily due to higher compensation costs and higher information technology costs.
Depreciation and amortization expenses were $0.9 million higher in the Current Quarter primarily due to depreciation and amortization incurred on assets following an acquisition.
During the Current Quarter, the Company sold or otherwise disposed of four helicopters and other assets, resulting in a net loss of $1.7 million. During the Preceding Quarter, the Company sold or otherwise disposed of three helicopters and other assets, resulting in a net gain of $3.4 million.
Other expense, net of $7.7 million in the Current Quarter primarily resulted from foreign exchange losses of $9.2 million, partially offset by a favorable interest adjustment to the Company’s pension liability. Other income, net of $11.3 million in the Preceding Quarter primarily consisted of foreign exchange gains of $10.2 million.
Income tax benefit was $0.9 million in the Current Quarter compared to expense of $0.1 million in the Preceding Quarter. The change in income tax benefit and expense is primarily due to the earnings mix of the Company’s global operations.
Transition Year-End Results
On August 3, 2022, Bristow’s Board of Directors approved a change in the fiscal year end of the Company from March 31st to December 31st, on a prospective basis, aligning its fiscal year to the calendar year. As such, references below to the “Current Period” refer to the nine months ended December 31, 2022, and references to the “Prior Year Period” refer to the nine months ended December 31, 2021. The Company’s fiscal year 2023 commenced on January 1, 2023.
Bristow reported net income attributable to the Company of $13.5 million, or income per diluted share of $0.47, for the Current Period on operating revenues of $897.9 million compared to a net loss attributable to the Company of $11.5 million, or $0.40 per diluted share, on operating revenues of $863.5 million for the Prior Year Period.
Operating revenues in the Current Period were $34.4 million higher compared to the Prior Year Period. Operating revenues from offshore energy services were $12.4 million higher in the Current Period primarily due to higher utilization in the Africa and Americas regions, partially offset by the weakening of the NOK and GBP relative to the U.S. dollar. Operating revenues from government services were $10.4 million higher in the Current Period primarily due to the commencement of new contracts in the Falkland Islands, the Dutch Caribbean and the Netherlands, partially offset by the weakening of the GBP relative to the U.S. dollar. Operating revenues from fixed wing services were $11.4 million higher in the Current Period primarily due to higher utilization.
Operating expenses were $35.5 million higher in the Current Period primarily due to higher fuel expenses, repairs and maintenance costs and higher costs related to new revenue-generating contracts. These increases were partially offset by lower personnel costs, lower leased-in equipment and insurance costs.
General and administrative expenses were $5.6 million higher in the Current Period primarily due to higher compensation costs, travel costs and professional services fees.

Merger and integration costs, primarily consisting of professional services fees and severance costs, were $1.4 million lower in the Current Period.
During the Prior Year Period, restructuring costs were $1.0 million primarily due to severance costs.
Depreciation and amortization expenses were $8.5 million lower in the Current Period primarily due to certain assets being fully depreciated in the Prior Year Period.
During the Current Period, the Company recognized a $5.2 million loss on impairment related to an intangible asset write-off. During the Prior Year Period, the Company recognized losses on impairment of $24.8 million consisting of $16.0 million related to Petroleum Air Services (“PAS”), $5.9 million in connection with certain helicopters held for sale and $2.9 million related to H225 helicopter parts inventory.
During the Current Period, the Company disposed of 12 aircraft and other assets resulting in a net loss of $0.5 million. During the Prior Year Period, the Company disposed of 10 aircraft and other assets resulting in a net gain of $1.4 million.
During the Current Period, the Company recognized earnings of $1.5 million from its unconsolidated affiliates compared to losses of $1.4 million in the Prior Year Period.
The Company recognized interest income of $1.7 million during the Current Period compared to $0.1 million in the Prior Year Period.
During the Prior Year Period, the Company recognized a loss of $2.0 million on the sale of its subsidiary in Colombia.
Other income, net of $20.4 million in the Current Period primarily consisted of foreign exchange gains of $14.9 million, government grants to fixed wing services of $2.5 million and a favorable interest adjustment to the Company’s pension liability of $2.2 million. Other income, net of $25.5 million in the Prior Year Period was primarily due to a bankruptcy-related legal settlement of $9.0 million, government grants to fixed wing services of $8.7 million, insurance proceeds of $4.4 million, a favorable interest adjustment to the Company’s pension liability of $2.0 million and foreign exchange gains of $1.1 million.
Income tax expense was $7.5 million in the Current Period compared to $8.0 million in the Prior Year Period primarily due to the earnings mix of the Company’s global operations.

2023 Outlook
Please read the paragraph entitled "Forward Looking Statements Disclosure" below for further discussion regarding the risks and uncertainties as well as other important information regarding Bristow’s guidance. The following guidance also contains the non-GAAP financial measure of Adjusted EBITDA. Please read the paragraph entitled “Non-GAAP Financial Measures” for further information.
Select financial targets for the calendar year commencing January 1, 2023 and ending December 31, 2023 (“2023”) are as follows:

2023E (in USD, millions)
Operating revenues:
Offshore energy services	$755 - $830
Government services	$340 - $355
Fixed wing services	$95 - $110
Other services	$10 - $15
Total operating revenues	$1,200 - $1,310

Adjusted EBITDA, excluding asset dispositions and foreign exchange losses (gains)	$150 - $170

Cash interest	~$40
Cash taxes	$20 - $25
Capital expenditures:
Maintenance	$20 - $25
Growth	$75 - $80
Total capital expenditures	$95 - $105
Revenues and Adjusted EBITDA outlook in the table above are updated for changes in estimated foreign currency forward rates driving better financial results than the previously announced guidance. The increase in 2023 capital expenditures is due to an acceleration of the previously announced $155-$165 million of capital spending on aircraft, equipment and operating bases related to the Second-Generation Search and Rescue Contract with the U.K. Government (“UKSAR2G”). This accelerated capital expenditure schedule is expected to ensure successful contract execution and transition of operations to the UKSAR2G contract.
There are two main ways in which foreign currency fluctuations impact Bristow’s reported financials. The first is primarily non-cash foreign exchange gains (losses) that are reported in the Other Income line on the Income Statement. These are related to the revaluation of balance sheet items, and they are now excluded in the Adjusted EBITDA presentation. The second is through impacts to certain revenue and expense items, which impact the Company’s cash flows. The primary exposure is the GBP/USD exchange rate, and this impact is discussed below to offer a more comparable currency basis.

	2023E	LTM as of 12/31/2022
	(in millions, except for exchange rates)

Adjusted EBITDA, excluding asset dispositions and foreign exchange (gains) losses	$150 - $170	$137

Average GBP/USD exchange rate	1.22	1.24
Each £0.01 movement in the GBP/USD exchange rate would impact 2023E Adjusted EBITDA by +/- ~$1.5 million.

Outlook by Line of Service
Offshore Energy Services:
We believe the offshore energy market has entered a multi-year growth cycle. Given our sector’s late cycle exposure and the lag effect involving new projects, this should become evident in our financials in 2023. A tighter equipment market, constrained global labor force and inflationary cost pressures should drive meaningful rate increases.
Europe region:
We were awarded a new four-year SAR contract in Norway, expected to start in September 2023. A stronger U.S. dollar relative to the GBP and NOK would adversely impact financial results in this region.
Americas region:
An expected increase in customer activity and contract awards are expected to drive increased utilization in the U.S. Gulf of Mexico and Brazil. Guyana revenues will decline due to the end of a customer contract at year-end 2022.
Africa region:
Increased market activity and the return of a significant customer contract are driving better results in Nigeria.
Government Services:
The full year impacts of operations in the Falkland Islands, the Netherlands SAR contract and the Dutch Caribbean SAR contract are expected to have a positive impact in 2023, as well as the U.K. SAR rate increase expected to take effect in 2023. A stronger U.S. dollar relative to the GBP would adversely impact financial results.
Fixed wing and other services:
The reopening of borders in Australia has shown positive signs of recovery, which had previously caused a drag in passenger revenue from scheduled airline services as a result of the pandemic. We are seeing continued growth from charter revenues, expected to continue through 2023. Pilot shortages in the region will remain a challenge through this upturn. We believe the financial performance of this business will be stronger in 2023 compared to 2022.

Liquidity and Capital Allocation
As of December 31, 2022, the Company had $160.0 million of unrestricted cash and $79.7 million of remaining availability under its amended asset-based credit facility (the “ABL Facility”) for total liquidity of $239.7 million. Borrowings under the ABL Facility are subject to certain conditions and requirements.
In January 2023, the Company entered into two thirteen-year secured equipment financings for an aggregate amount up to £145 million with National Westminster Bank Plc (“NatWest”). The proceeds from the financings were used to refinance its previous equipment financing facilities and provide additional financing to support the Company’s obligations under its SAR contracts in the U.K. The credit facilities were funded on January 27, 2023, for approximately £138 million. The credit facilities have thirteen-year terms with repayment due in quarterly installments commencing March 31, 2023. The credit facilities bear interest at a rate equal to the SONIA plus 2.75% per annum. Bristow's obligations will be secured by ten SAR helicopters.
In the Current Quarter, purchases of property and equipment were $31.5 million, and cash proceeds from dispositions of property and equipment were $1.3 million, resulting in net purchases of / (proceeds from) property and equipment (“Net Capex”) of $30.2 million. In the Preceding Quarter, purchases of property and equipment were $9.0 million, and cash proceeds from dispositions of property and equipment were $9.1 million, resulting in Net Capex of $(0.1) million. See Adjusted Free Cash Flow Reconciliation for a reconciliation of Net Capex and Adjusted Free Cash Flow.

Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Thursday, March 9, 2023, to review the results for the quarter ended December 31, 2022. The conference call can be accessed using the following link:
Link to Access Earnings Call: https://www.veracast.com/webcasts/bristow/webcasts/BGQ422.cfm
Replay
A replay will be available through March 30, 2023 by using the link above. A replay will also be available on the Company’s website at www.bristowgroup.com shortly after the call and will be accessible through March 30, 2023. The accompanying investor presentation will be available on March 9, 2023, on Bristow’s website at www.bristowgroup.com.
For additional information concerning Bristow, contact Jennifer Whalen at InvestorRelations@bristowgroup.com, (713) 369-4636 or visit Bristow Group’s website at https://ir.bristowgroup.com/.
About Bristow Group
Bristow Group Inc. is the leading global provider of innovative and sustainable vertical flight solutions. Bristow primarily provides aviation services to a broad base of offshore energy companies and government entities. The Company’s aviation services include personnel transportation, search and rescue (“SAR”), medevac, fixed wing transportation, unmanned systems, and ad-hoc helicopter services.
Bristow currently has customers in Australia, Brazil, Canada, Chile, the Dutch Caribbean, the Falkland Islands, Guyana, India, Mexico, the Netherlands, Nigeria, Norway, Spain, Suriname, Trinidad, the U.K. and the U.S.

Forward-Looking Statements Disclosure
This press release contains “forward-looking statements.” Forward-looking statements represent Bristow Group Inc.’s (the “Company”) current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” or other similar words and, for the avoidance of doubt, include all statements herein regarding the Company’s financial targets for Calendar Year 2023 and operational outlook. These statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, reflect management’s current views with respect to future events and therefore are subject to significant risks and uncertainties, both known and unknown. The Company’s actual results may vary materially from those anticipated in forward-looking statements. The Company cautions investors not to place undue reliance on any forward-looking statements. Forward-looking statements (including the Company’s financial targets for Calendar Year 2023 and operational outlook) speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based that occur after the date hereof, except as may be required by applicable law.

Risks that may affect forward-looking statements include, but are not necessarily limited to, those relating to: public health crises, such as pandemics (including COVID-19) and epidemics, and any related government policies and actions; any failure to effectively manage, and receive anticipated returns from, acquisitions, divestitures, investments, joint ventures and other portfolio actions; our inability to execute our business strategy for diversification efforts related to, government services, offshore wind, and advanced air mobility; our reliance on a limited number of customers and the reduction of our customer base as a result of consolidation and/or the energy transition; the possibility that we may be unable to maintain compliance with covenants in our financing agreements; global and regional changes in the demand, supply, prices or other market conditions affecting oil and gas, including changes resulting from a public health crisis or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries (OPEC) and other producing countries; fluctuations in the demand for our services; the possibility that we may impair our long-lived assets and other assets, including inventory, property and equipment and investments in unconsolidated affiliates; the possibility of significant changes in foreign exchange rates and controls; potential effects of increased competition and the introduction of alternative modes of transportation and solutions; the possibility that we may be unable to re-deploy our aircraft to regions with greater demand; the possibility of changes in tax and other laws and regulations and policies, including, without limitation, actions of the governments that impact oil and gas operations or favor renewable energy projects; the possibility that we may be unable to dispose of older aircraft through sales into the aftermarket; general economic conditions, including the capital and credit markets; the possibility that portions of our fleet may be grounded for extended periods of time or indefinitely (including due to severe weather events); the existence of operating risks inherent in our business, including the possibility of declining safety performance; the possibility of political instability, war or acts of terrorism in any of the countries where we operate; the possibility that reductions in spending on aviation services by governmental agencies could lead to modifications of our search and rescue (“SAR”) contract terms with governments, our contracts with the Bureau of Safety and Environmental Enforcement (“BSEE”) or delays in receiving payments under such contracts; the effectiveness of our environmental, social and governance initiatives; the impact of supply chain disruptions and inflation and our ability to recoup rising costs in the rates we charge to our customers; and our reliance on a limited number of helicopter manufacturers and suppliers.

If one or more of the foregoing risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. We have included important factors in the section entitled “Risk Factors” in the Company’s Transition Report on Form 10-KT for the year ended December 31, 2022 (the “Transition Report”) which we believe over time, could cause our actual results, performance or achievements to differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. You should consider all risks and uncertainties disclosed in the Annual Report and in our filings with the United States Securities and Exchange Commission (the “SEC”), all of which are accessible on the SEC’s website at www.sec.gov.

BRISTOW GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except per share amounts)
	Three Months Ended		Favorable/ (Unfavorable)
	December 31, 2022	September 30, 2022
Revenues:
Operating revenues	$304,341	$299,391	$4,950
Reimbursable revenues	9,221	7,879	1,342
Total revenues	313,562	307,270	6,292

Costs and expenses:
Operating expenses	234,767	231,423	(3,344)
Reimbursable expenses	9,219	7,673	(1,546)
General and administrative expenses	41,736	41,146	(590)
Merger and integration costs	335	291	(44)
Depreciation and amortization expense	17,000	16,051	(949)
Total costs and expenses	303,057	296,584	(6,473)

Gain (loss) on disposal of assets	(1,747)	3,368	(5,115)
Earnings from unconsolidated affiliates, net	716	630	86
Operating income	9,474	14,684	(5,210)

Interest income	950	627	323
Interest expense, net	(10,457)	(10,008)	(449)
Reorganization items, net	(21)	(29)	8
Other, net	(7,730)	11,343	(19,073)
Total other income (expense), net	(17,258)	1,933	(19,191)
Income (loss) before income taxes	(7,784)	16,617	(24,401)
Income tax benefit (expense)	853	(116)	969
Net income (loss)	(6,931)	16,501	(23,432)
Net loss (income) attributable to noncontrolling interests	(46)	17	(63)
Net income (loss) attributable to Bristow Group Inc.	$(6,977)	$16,518	$(23,495)

Basic earnings (losses) per common share	$(0.25)	$0.59
Diluted earnings (losses) per common share	$(0.25)	$0.58

Weighted average common shares outstanding, basic	27,973	27,958
Weighted average common shares outstanding, diluted	27,973	28,405

EBITDA	$19,673	$42,676	$(23,003)
Adjusted EBITDA	$25,356	$47,473	$(22,117)
Adjusted EBITDA excluding asset dispositions and foreign exchange	$36,346	$33,906	$2,440

BRISTOW GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except per share amounts)
	Nine Months Ended December 31,		Favorable (Unfavorable)
	2022	2021
Revenues:
Operating revenues	$897,880	$863,480	$34,400
Reimbursable revenues	24,689	34,324	(9,635)
Total revenues	922,569	897,804	24,765

Costs and expenses:
Operating expenses	690,691	655,146	(35,545)
Reimbursable expenses	24,179	33,863	9,684
General and administrative expenses	123,041	117,419	(5,622)
Merger and integration costs	994	2,416	1,422
Restructuring costs	—	985	985
Depreciation and amortization expense	49,587	58,062	8,475
Total costs and expenses	888,492	867,891	(20,601)

Loss on impairment	(5,187)	(24,835)	19,648
Gain (loss) on disposal of assets	(480)	1,388	(1,868)
Earnings (losses) from unconsolidated affiliates, net	1,461	(1,413)	2,874
Operating income	29,871	5,053	24,818

Interest income	1,651	144	1,507
Interest expense, net	(30,707)	(31,280)	573
Loss on extinguishment of debt	—	(124)	124
Reorganization items, net	(99)	(578)	479
Loss on sale of subsidiaries	—	(2,002)	2,002
Other, net	20,363	25,483	(5,120)
Total other income (expense), net	(8,792)	(8,357)	(435)
Income (loss) before income taxes	21,079	(3,304)	24,383
Income tax expense	(7,494)	(8,034)	540
Net income (loss)	13,585	(11,338)	24,923
Net income attributable to noncontrolling interests	(57)	(141)	84
Net income (loss) attributable to Bristow Group Inc.	$13,528	$(11,479)	$25,007

Basic earnings (losses) per common share	$0.48	$(0.40)
Diluted earnings (losses) per common share	$0.47	$(0.40)

Weighted average common stock outstanding, basic	28,066	28,634
Weighted average common stock outstanding, diluted	28,574	28,634

EBITDA	$101,373	$86,038	$15,335
Adjusted EBITDA	$121,839	$116,570	$5,269
Adjusted EBITDA excluding asset dispositions and foreign exchange	$107,379	$114,096	$(6,717)

BRISTOW GROUP INC. REVENUES BY LINE OF SERVICE (unaudited, in thousands)
	Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	LTM
Offshore energy services:
Europe	$87,321	$87,867	$90,053	$89,234	$354,475
Americas	87,164	88,015	84,665	86,249	346,093
Africa	24,120	21,194	20,362	13,837	79,513
Total offshore energy services	$198,605	$197,076	$195,080	$189,320	$780,081
Government services	77,013	69,908	70,107	66,239	283,267
Fixed wing services	25,065	28,945	25,942	16,806	96,758
Other	3,658	3,462	3,019	3,217	13,356
	$304,341	$299,391	$294,148	$275,582	$1,173,462

FLIGHT HOURS BY LINE OF SERVICE (unaudited)
	Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Offshore energy services:
Europe	10,658	10,373	10,851	10,677
Americas	9,218	10,361	10,292	10,244
Africa	3,292	2,914	2,688	1,769
Total offshore energy services	23,168	23,648	23,831	22,690
Government services	4,659	4,457	4,536	3,542
Fixed wing services	2,826	3,157	3,330	2,859
	30,653	31,262	31,697	29,091

BRISTOW GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in thousands)

	December 31, 2022	March 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$163,683	$266,014
Accounts receivable, net	215,131	203,771
Inventories	81,886	81,674
Prepaid expenses and other current assets	32,425	28,426
Total current assets	493,125	579,885
Property and equipment, net	915,251	942,608
Investment in unconsolidated affiliates	17,000	17,585
Right-of-use assets	240,977	193,505
Other assets	145,648	90,696
Total assets	$1,812,001	$1,824,279
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$89,610	$63,497
Accrued liabilities	184,324	211,499
Short-term borrowings and current maturities of long-term debt	11,656	12,759
Total current liabilities	285,590	287,755
Long-term debt, less current maturities	499,765	512,909
Deferred taxes	48,633	39,811
Long-term operating lease liabilities	165,955	125,441
Deferred credits and other liabilities	25,119	22,995
Total liabilities	1,025,062	988,911

Stockholders’ equity:
Common stock	306	303
Additional paid-in capital	709,319	699,401
Retained earnings	224,748	211,220
Treasury stock, at cost	(63,009)	(51,659)
Accumulated other comprehensive loss	(84,057)	(23,450)
Total Bristow Group Inc. stockholders’ equity	787,307	835,815
Noncontrolling interests	(368)	(447)
Total stockholders’ equity	786,939	835,368
Total liabilities stockholders’ equity	$1,812,001	$1,824,279

Non-GAAP Financial Measures
The Company’s management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of its business. Each of these measures, as well as Free Cash Flow, Adjusted Free Cash Flow and Net Capex, each as detailed below, have limitations, and are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in the Company's financial statements prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”) (including the notes), included in the Company's filings with the SEC and posted on the Company's website. EBITDA is defined as Earnings before Interest expense, Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain special items that occurred during the reported period, as noted below. The Company includes EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of its operating performance. Management believes that the use of EBITDA and Adjusted EBITDA is meaningful to investors because it provides information with respect to the Company's ability to meet its future debt service, capital expenditures and working capital requirements and the financial performance of the Company's assets without regard to financing methods, capital structure or historical cost basis. Neither EBITDA nor Adjusted EBITDA is a recognized term under GAAP. Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following tables provide a reconciliation of net income (loss), the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands, unaudited). The Company is unable to provide a reconciliation of forecasted Adjusted EBITDA for Calendar Year 2023 included in this release to projected net income (GAAP) for the same period because components of the calculation are inherently unpredictable. The inability to forecast certain components of the calculation would significantly affect the accuracy of the reconciliation. Additionally, the Company does not provide guidance on the items used to reconcile projected Adjusted EBITDA due to the uncertainty regarding timing and estimates of such items. Therefore, the Company does not present a reconciliation of forecasted Adjusted EBITDA to net income (GAAP) for Calendar Year 2023.

	Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	LTM
Net income (loss)	$(6,931)	$16,501	$4,015	$(4,376)	$9,209
Depreciation and amortization expense	17,000	16,051	16,536	16,919	66,506
Interest expense, net	10,457	10,008	10,242	10,241	40,948
Income tax expense (benefit)	(853)	116	8,231	3,260	10,754
EBITDA	$19,673	$42,676	$39,024	$26,044	$127,417
Special items (1)	5,683	4,797	9,986	9,838	30,304
Adjusted EBITDA	$25,356	$47,473	$49,010	$35,882	$157,721
(Gains) losses on disposal of assets	1,747	(3,368)	2,101	41	521
Foreign exchange (gains) losses	9,243	(10,199)	(13,984)	(5,950)	(20,890)
Adjusted EBITDA excluding asset dispositions and foreign exchange	$36,346	$33,906	$37,127	$29,973	$137,352
(1)  Special items include the following:

	Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	LTM
Restructuring costs	$—	$—	$—	$2,113	$2,113
Loss on impairment	—	—	5,187	—	5,187
PBH amortization	3,700	3,238	3,291	3,062	13,291
Merger and integration costs	335	291	368	824	1,818
Reorganization items, net	21	29	49	43	142
Other special items(2)	1,627	1,239	1,091	3,796	7,753
	$5,683	$4,797	$9,986	$9,838	$30,304
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(2)  Other special items include professional services fees that are not related to continuing business operations and other nonrecurring costs.

Transition Year End Reconciliation of Non-GAAP Financial Measures

The following tables provide a reconciliation of net income (loss), the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands) (unaudited).

	Nine Months Ended December 31,
	2022	2021
Net income (loss)	$13,585	$(11,338)
Depreciation and amortization expense	49,587	58,062
Interest expense, net	30,707	31,280
Income tax expense	7,494	8,034
EBITDA	$101,373	$86,038
Special items (1)	20,466	30,532
Adjusted EBITDA	$121,839	$116,570
(Gains) losses on disposal of assets, net	480	(1,388)
Foreign exchange gains	(14,940)	(1,086)
Adjusted EBITDA excluding asset dispositions and foreign exchange	$107,379	$114,096
(1)  Special items include the following:

	Nine Months Ended December 31,
	2022	2021
Restructuring costs	$—	$985
Loss on impairment	5,187	24,835
PBH amortization	10,229	8,967
Merger and integration costs	994	2,416
Government grants (2)	—	(612)
Early extinguishment of debt fees	—	124
Reorganization items, net	99	578
Insurance related proceeds, net	—	(2,833)
Loss on sale of subsidiaries	—	2,002
Other special items(3)	3,957	3,070
Bankruptcy-related settlement	—	(9,000)
	$20,466	$30,532
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(2)  COVID-19 related government relief grants.
(3)  Other special items include professional services fees that are not related to continuing business operations and other nonrecurring costs.

Reconciliation of LTM Adjusted Free Cash Flow
Free Cash Flow represents the Company’s net cash provided by operating activities plus proceeds from disposition of property and equipment, less expenditures related to purchases of property and equipment. Adjusted Free Cash Flow is Free Cash Flow adjusted to exclude costs paid in relation to a PBH maintenance agreement buy-in, reorganization items, costs associated with recent mergers, acquisitions and ongoing integration efforts, as well as other special items which include nonrecurring professional services fees and other nonrecurring costs or costs that are not related to continuing business operations. Management believes that Free Cash Flow and Adjusted Free Cash Flow are meaningful to investors because they provide information with respect to the Company’s ability to generate cash from the business. The GAAP measure most directly comparable to Free Cash Flow and Adjusted Free Cash Flow is net cash provided by operating activities. Since neither Free Cash Flow nor Adjusted Free Cash Flow is a recognized term under GAAP, they should not be used as an indicator of, or an alternative to, net cash provided by operating activities. Investors should note numerous methods may exist for calculating a company's free cash flow. As a result, the method used by management to calculate Free Cash Flow and Adjusted Free Cash Flow may differ from the methods used by other companies to calculate their free cash flow. As such, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to Free Cash Flow and Adjusted Free Cash Flow (in thousands, unaudited).

	Three Months Ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	LTM
Net cash (used in) provided by operating activities	$(18,484)	$(17,570)	$22,750	$5,577	$(7,727)
Plus: Proceeds from disposition of property and equipment	1,344	9,130	7,558	—	18,032
Less: Purchases of property and equipment	(31,510)	(9,018)	(9,046)	(7,842)	(57,416)
Free Cash Flow	$(48,650)	$(17,458)	$21,262	$(2,265)	$(47,111)
Plus: PBH buy-in costs	24,179	31,236	—	—	55,415
Plus: Restructuring costs	—	—	1,479	—	1,479
Plus: Merger and integration costs	275	255	277	851	1,658
Plus: Reorganization items, net	28	51	42	29	150
Plus: Other special items(1)	1,877	1,033	2,966	819	6,695
Adjusted Free Cash Flow	$(22,291)	$15,117	$26,026	$(566)	$18,286
Net (proceeds from)/purchases of property and equipment (“Net Capex”)	30,166	(112)	1,488	7,842	39,384
Adjusted Free Cash Flow excluding Net Capex	$7,875	$15,005	$27,514	$7,276	$57,670
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(1)  Other special items include professional services fees that are not related to continuing business operations and other nonrecurring costs

BRISTOW GROUP INC. FLEET COUNT (unaudited)
	Number of Aircraft
Type	Owned Aircraft	Leased Aircraft	Consolidated Aircraft	Max Pass. Capacity	Average Age (years)(1)
Heavy Helicopters:
S92	38	29	67	19	13
AW189	18	3	21	16	7
S61	2	1	3	19	51
	58	33	91
Medium Helicopters:
AW139	49	4	53	12	12
S76 D/C++/C+	22	—	22	12	13
AS365	1	—	1	12	33
	72	4	76
Light—Twin Engine Helicopters:
AW109	4	—	4	7	16
EC135	9	1	10	6	13
	13	1	14
Light—Single Engine Helicopters:
AS350	15	—	15	4	24
AW119	13	—	13	7	16
	28	—	28

Total Helicopters	171	38	209		14
Fixed wing	8	6	14
Unmanned Aerial Vehicles (“UAV”)	2	2	4
Total Fleet	181	46	227
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(1)Reflects the average age of helicopters that are owned.
The chart below presents the number of aircraft in our fleet and their distribution among the regions in which we operate as of December 31, 2022 and the percentage of operating revenue that each of our regions provided during the Current Period (unaudited).

	Percentage of Current Period Operating Revenues
		Helicopters				UAV	Fixed Wing
		Heavy	Medium	Light Twin	Light Single			Total
Europe	53%	62	8	—	3	4	—	77
Americas	31%	25	51	13	25	—	—	114
Asia Pacific	7%	—	2	—	—	—	12	14
Africa	9%	4	15	1	—	—	2	22
Total	100%	91	76	14	28	4	14	227